EXHIBIT 99.1

MEMORANDUM

to            JOE DAVIS, CHRIS COLVILLE

CONSOLIDATED GRAPHICS

from        FINANCIAL DYNAMICS

date        APRIL 24, 2004

SUBJECT               4Q-04 CONFERENCE CALL SCRIPT

1.             INTRODUCTION BY FINANCIAL DYNAMICS

THANK YOU AND GOOD MORNING, EVERYONE.  WELCOME TO THE CONSOLIDATED GRAPHICS CONFERENCE CALL TO DISCUSS THE COMPANY’S RESULTS FOR THE FOURTH QUARTER ENDED MARCH 31, 2004.

YOU MAY RECEIVE A COPY OF TODAY’S PRESS RELEASE BY CALLING FINANCIAL DYNAMICS AT 212-850-5600 OR BY VISITING CONSOLIDATED GRAPHICS’ WEB SITE. THIS CONFERENCE CALL IS BEING BROADCAST LIVE ON THE INTERNET AT WWW.CONSOLIDATEDGRAPHICS.COM AND A SUBSEQUENT ARCHIVE WILL BE AVAILABLE. BEFORE WE BEGIN, I WOULD LIKE TO REMIND EVERYONE THAT REMARKS MADE BY MANAGEMENT DURING THE COURSE OF THIS MORNING’S CALL CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, OR OTHER FACTORS THAT CAN CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM RESULTS, PERFORMANCE, OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. CONSOLIDATED GRAPHICS’ EXPECTATIONS REGARDING FUTURE SALES AND PROFITABILITY ASSUME, AMONG OTHER THINGS, STABILITY IN THE ECONOMY AND REASONABLE GROWTH IN THE DEMAND FOR ITS PRODUCTS, THE CONTINUED AVAILABILITY OF RAW MATERIALS AT AFFORDABLE PRICES, RETENTION OF ITS KEY MANAGEMENT AND OPERATING PERSONNEL, AS WELL AS OTHER FACTORS DETAILED IN THE CONSOLIDATED GRAPHICS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

FORWARD-LOOKING STATEMENTS, ASSUMPTIONS, AND FACTORS STATED OR REFERRED TO ON THIS CONFERENCE CALL ARE BASED ON INFORMATION AVAILABLE TO CONSOLIDATED GRAPHICS TODAY.  CONSOLIDATED GRAPHICS EXPRESSLY DISCLAIMS ANY DUTY TO PROVIDE UPDATES TO THESE FORWARD-LOOKING STATEMENTS, ASSUMPTIONS, OR OTHER FACTORS AFTER THE DATE OF THIS CALL TO REFLECT THE OCCURRENCE OF EVENTS, CIRCUMSTANCES, OR CHANGES IN EXPECTATIONS.

DURING THE COURSE OF THIS CALL, MANAGEMENT OF THE COMPANY MAY MAKE REFERENCE TO CERTAIN NON-GAAP FINANCIAL PERFORMANCE MEASURES.  MANAGEMENT’S OPINION REGARDING THE USEFULNESS OF SUCH MEASURES, TOGETHER WITH THE RECONCILIATION OF SUCH MEASURES TO THE MOST DIRECTLY COMPARABLE GAAP MEASURES, ARE INCLUDED IN THE COMPANY’S EARLIER FILING TODAY WITH THE SECURITIES AND EXCHANGE COMMISSION. SO WITH THESE FORMALITIES OUT OF THE WAY, I’D LIKE TO TURN THE CALL OVER TO JOE DAVIS, CHAIRMAN AND CHIEF EXECUTIVE OFFICER.  JOE, YOU MAY BEGIN.

2.             COMMENTS ON OPERATIONS BY JOE DAVIS

Thank you.  As Lindsay said, I am Joe Davis, Chairman and Chief Executive Officer of Consolidated Graphics.  On the call with me today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released our financial results for the March quarter.  This was a very successful quarter for Consolidated Graphics, as we significantly exceeded our financial expectations as a result of continuing improvement across many operational aspects of our business.  From our perspective, it appears that the commercial printing industry continues to show signs of re-stabilizing following the severe adverse conditions we faced a year ago in the midst of the Iraq war and uncertain direction of the US economy.  It has been pleasing for us to see the many ways in which our Company has effectively capitalized on the noticeable recovery in industry conditions.  Our results in the March quarter are indicative of the significant leverage that our business model is able to achieve, and we are pleased to have ended our year building momentum across our organization.

Recapping our March results, sales in the quarter were $183.4 million, a 10.4% improvement over the same period last year and a 4.6% increase over our internal forecast.  Year-over-year internal sales growth was 5.7% for the March quarter.  A particularly encouraging aspect of the March quarter was the return of our operating margins to 6.3%, which is in line with operating margins that our Company had recorded for three consecutive quarters prior to the beginning of the conflict in Iraq.  Earnings per share for the March quarter were $.44, a 13% improvement over the December quarter.

We believe the strength of our business model contributed significantly to better-than-expected March quarter results.  And while we’re pleased with these results and the apparent improvement in economic and industry conditions, we nevertheless continue to be extremely diligent in identifying, assessing and implementing further improvements to our business that will ensure future growth in sales and profits.

One of our key areas of focus is the ongoing development of our National Accounts program and CGXmedia.  Our goal with this development has been to identify the people, resources and solutions needed to best capture the many opportunities available in the commercial printing marketplace.  In the March quarter, we continued to see excellent results from CGXMedia, repeating the success we experienced in the December quarter with 7% sequential growth in the number of installed customer sites.  In the last six months, since initiating an emphasis on a solution selling approach for CGXmedia capabilities, installed customer sites have grown by 15%.

The development of our National Accounts strategy is also taking shape.  Since the appointment of our new Executive Vice President of Sales and Marketing last fall, we have recruited 4 highly experienced individuals to join our organization at the National Accounts level.  In addition to assisting in the proposal process on RFPs received from Fortune 1000-type companies, this team will be specifically focused on working with our individual locations on the development of National Accounts, coordinating efforts to increase cross-selling among our individual locations, and teaming with the CGXmedia team to jointly present our total solutions package.  We look forward to reporting on the success of our National Accounts and Cross Selling initiatives in terms of sales growth in upcoming quarters.  For the March quarter, National Account sales mirrored our overall sales results, that is, they were sequentially flat but ahead of our expectations.

A key advantage we have over our competition is our financial strength.  Chris will share the financial details with you in a moment.  What I’d like to address is how this financial strength can result in sales and profit growth.  As one of the few companies in the industry with the balance sheet to support an aggressive acquisition program, we are uniquely positioned to expand both our geographic footprint and customer service capabilities beyond just internal growth opportunities.  As an example, our recently announced acquisition of Eastwood Printing gives us enhanced full-service web and sheet-fed printing capabilities in the Denver area.  In addition to these capabilities, the

Eastwood acquisition is an excellent example of the characteristics we look for in a potential acquisition: outstanding customers, strong financial results, a good reputation, and a talented team of employees we are pleased to have on board with us.  We continue to have discussions with other good acquisition candidates, and while the timing of any future acquisitions cannot be certain, we expect the number of opportunities we will see over the next twelve months to increase if economic and industry conditions continue to improve.

Another key accomplishment during the March quarter was the completion of our agreement with Xerox to be our exclusive provider of digital color printing technology.  This technology will complement our existing offset capabilities and offer our customers short-run, fast turnaround, high quality materials.  Frequently, these materials are customized using variable data capability to create unique one-to-one marketing materials many of our customers are embracing.  Our agreement with Xerox gives us a combined technology and marketing advantage over our competition, as Xerox is committed as part of the agreement to provide marketing and business development resources to help us introduce digital printing solutions to current and prospective customers.

While these top-line growth initiatives I’ve just discussed – National Accounts/Cross-Selling, CGXmedia, and acquisitions – are important, and require a lot of our attention to ensure they also contribute to bottom-line growth, we haven’t reduced our emphasis on managing the cost-side of our business.  Headcount was virtually unchanged for the quarter.  And we continue to make investments in technology and equipment to improve our operating efficiency where possible.  We are also making progress in our initiative to consolidate our vendor base across our locations to gain the economies of scale we deserve from our leading industry position.

I’d now like to turn the call over to Chris Colville who will provide you with the additional quarter-end financial information.

3.             Comments on Financials by Chris Colville

Thank you, Joe.  Good morning, everyone.

I would like to point out the following financial highlights for the quarter which are in addition to the income statement results Joe discussed.

Cash flow from operations in the March quarter was very strong, totaling $24.4 million and representing our highest quarterly level of cash flows in the fiscal year.  Included in this cash flow was contribution from working capital changes of $6.3 million.  Our uses of cash in the quarter included $5.3 million on acquisitions and $4.1 million on capital expenditures.  Total capital expenditures, which include those items which are directly financed, totaled $5.7 million in the quarter.  For the full-year, capital expenditures were $19.8 million, approximately the same amount that we are currently budgeting to incur in fiscal 2005.

EBITDA in the March quarter was $20.5 million, also our highest quarterly level this year and our second consecutive quarter above the $20 million threshold.  Free cash flow for the quarter was $18.7 million, again a quarterly high.  I remind you that the explanation for, and reconciliation of, these two non-GAAP financial measures were included in the Form 8-K filed with the Securities and Exchange Commission earlier today.

On the balance sheet, our cash balance was $10.5 million.  At the end of the quarter, we had total debt outstanding of $111.5 million.  This reflects a net reduction in total debt of $13.7 million in the quarter.  Of our total debt outstanding at the end of the quarter, 39.2% was floating rate debt with a weighted average interest rate of 2.7%, and 60.8% was fixed rate debt with a weighted average interest rate of 5.7%.  We had unused capacity in our senior bank credit facility of $114.8 million at March 31, 2004, and our current pricing on that facility is only 125 basis points over LIBOR.  We certainly have the capacity to fund our growth opportunities as they arise.

Looking ahead to the June quarter and repeating the guidance we provided in our release this morning, we would be pleased to generate year-over-year sales growth comparable to the year-over-year top-line expansion that we achieved in the March quarter.  This would result in sequentially flat sales, with operating margins at 6.3% yielding diluted earnings per share of $.44.

 Finally, with the conclusion of our year, I think it is worth noting that over the last three years, which have been the consecutively toughest economic and industry conditions we have faced since our initial public offering in 1994, we still managed the following financial accomplishments:

Sales in 2004 were nearly $25 million higher than 2001 sales, and while this represents only a modest compound annual growth rate, we believe it far exceeds industry averages.

Over the last three years, we generated operating cash flows totaling $244.4 million, while expending $32.3 million on acquisitions to grow our market share and incurring $63.5 million on capital expenditures to ensure we continue to offer our customers the highest levels of service and quality.

And very importantly, we reduced our debt by $154.0 million, or 58% over this three year period.

Thank you for your interest in Consolidated Graphics and I look forward to updating you again next quarter.  With that, I will now turn the call back to Mr. Davis.

4.             Conclusion by Joe Davis

Thank you, Chris.

In summary, we see evidence that the economy is improving and industry conditions are stabilizing and are hopeful this trend will continue.  Certainly, over time, we expect to benefit from this trend.  However, our Company’s success will be driven by much more than just a boost from the economy.  We are taking proactive steps within our organization to dramatically impact our long-term growth in sales and profits by diligently focusing on growth opportunities, cost controls, operating efficiencies and acquisitions and will continue to work hard in all of these respects.

I would like to thank our customers, employees and shareholders for their continued support.

We are now available to answer any questions you may have.

5.             Questions and Answers Session

6.             Final remarks by Joe Davis

Thank you for joining us today for our conference call.  We appreciate your continued support of Consolidated Graphics and we look forward to updating you on our progress in next quarter’s call.